UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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EXXON MOBIL CORPORATION

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Skip to content ExxonMobil Operations Energy and innovation Sustainability Newsroom Investors About us Global Annual Reports ReportMarch 16, 2021 Downstream Downstream share Print Top ExxonMobil is one of the world’s largest manufacturers and marketers of fuels and lubricants, and sells about 5 million barrels per day of petroleum products. The commercial success of well-known brands and high-quality products is underpinned by our strong customer focus and supply reliability. Mobil 1 synthetic lubricant is the worldwide leader in synthetic motor oils and is the best-selling U.S. retail motor oil.16, 17 Fuels The integrated fuels value chain includes crude acquisition, manufacturing, distribution, and sales of fuels products through retail, commercial, and supply channels. As one of the world’s largest refiners, we have nearly 5 million barrels per day of distillation capacity at 21 refineries. An integrated, global manufacturing and logistics footprint enables reliable supply of high-quality, high-value products. UP CLOSE Digital customer experience Customers can now pay from the comfort of their car through the ExxonMobil Rewards+ app, Alexa-enabled device or pay at the pump with Google Pay or Apple Pay. These new customer experiences are just the latest in a rich history of innovation at the pump. LubricantsThe lubricants value chain includes the development, production, and sale of basestocks and finished lubricant products. We are integrated across the entire lubricants value chain, with six basestock refineries and 21 finished lubricant blending facilities. Leading brands and proprietary technology support the wide-ranging offer of products and services we provide to customers. Expanding basestocks As the world’s largest Group I and Group II basestocks producer, we bring some of the most efficient production capacity to the base oils marketplace, helping to enable reliable supply and consistent quality. We develop basestock products leveraging leading-edge technology and ongoing investment in research and development. Growing synthetic lubricants ExxonMobil is the market leader in high-value synthetic lubricants. Growth in synthetics to meet global consumer demand for higher-performance products remains a strategic priority, with a strong focus on growing markets. The start-up of a digital automotive maintenance environment in the China FuChuang Joint Venture will integrate suppliers and customers of Mobil branded lubricants. It will expand and highgrade the existing network of Mobil 1 Car Care outlets and other vehicle maintenance products and services. UP CLOSE Integrated pandemic response At the onset of the pandemic, the need for hand sanitizer, medical gowns, and masks was an essential societal challenge. We responded by re-optimizing units that typically produce gasoline, to increase production of the key feedstock for our chemical plants, critical to the manufacturing of these finished products. OUR BUSINESS DIVISIONS Explore Downstream operations As one of the largest refiners in the world, we manufacture and distribute products derived from crude oil and other feedstocks. Our global network of manufacturing plants, transportation systems, and distribution centers provides fuels, basestocks, finished lubricants, and other high-value products to customers, including business-to-business segments. Learn more FOOTNOTES See page 126 of the 2020 Annual Report for footnotes. Careers Newsroom Investors Contact us Energy Factor Privacy center Privacy policy Terms and conditions Copyright 2003-2021 Exxon Mobil Corporation. All Rights Reserved.

Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) has filed a definitive proxy statement and form of associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in the Proxy Statement. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting are included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders can also obtain, without charge, a copy of the Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.